EXHIBIT 10.58

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Digital Domain (the “Company”) and Jody Madden (“Employee”).

1. Employment.

The Company agrees to employ Employee, and Employee agrees to perform her services exclusively for the Company and other entities owned and controlled by Digital Domain Media Group, Inc. (“DDMG” or the “Group”), on the terms and conditions set forth in this Agreement.

2. Term.

The term of this Agreement shall commence on October 3, 2011 (“Commencement Date”) and shall, unless terminated sooner pursuant to the provisions of Section 6, terminate on October 2, 2012. On the anniversary of the Commencement Date, the Term shall, subject to the termination provisions of Section 6, be automatically extended for an additional period of one year ending on October 2, 2013, unless either the Company or Employee notifies the other in writing, not less than ninety (90) days prior to such anniversary, that it or she does not wish the Term to be so extended.

3. Position and Duties.

During the term of their employment under this Agreement, Employee shall serve as the Senior Vice President of Global Studio Operations of the Company. In such position, Employee will have the authority and responsibility normally attendant to an employee holding such position and will, among other things, be responsible for overseeing all production operations, facility operations, artist management and IT infrastructure using her best efforts to adhere to the budgets set forth and approved by the Company, taking direction from her superiors and acting at all times in the Company’s best interests. From time to time Employee may be asked to perform other duties for the Company or the Group which may include, but shall not be limited to, sitting on various committees, acting on behalf of the Company or the Group for trade organizations, and/or assisting others in the Company or the Group in their divisions. Employee shall report directly to John Textor of DDMG.  The Employee will at all times perform all of the duties and obligations required of him by the terms of this Agreement in a loyal and conscientious manner and to the best of Employee’s ability and experience.

4. Base Salary and Bonus Compensation.

(a) In consideration for all rights and services provided by Employee, Employee shall receive an annualized base salary during the Term (the “Base Salary”), which shall be payable at such intervals as salaries are paid by the Company to other employees of the Company (but no less frequently than monthly), subject to the usual and required employee payroll deductions and withholdings. The Base Salary shall be $400,000 during the Term.

(b) In addition to the Base Salary, Employee will be eligible to receive an annual discretionary bonus (the “Annual Bonus”) in an amount determined by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors) in its sole and absolute discretion. Employee’s Annual Bonus during the Term shall be shall be based upon Employee’s achievement of certain mutually agreed objectives and goals and/or Employee’s contribution to the success of the Company’s financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated, such determination to be made by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors) in its sole and absolute discretion. The Company’s overall financial performance will also be considered in determining whether any of the discretionary portion of the Annual Bonus is awarded and, if so, the amount. Employee must remain continuously employed by Company through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. Any Annual Bonus shall be subject to all required federal, state and local tax withholding.

(c) In addition to the Base Salary and Annual Bonus, the Employee will be eligible to receive a one-time bonus in the event of a successful Initial Public Offering during the course of their Employment in which the Company or its parent company raises more than $50 million (the “IPO bonus”).  The IPO bonus will be in the amount of $100,000 and will be paid within thirty (30) days of a successful Initial Public Offering.

(d) Following a successful IPO, the Employee will be eligible to receive Stock Options (the “Options”) in DDMG with the number of Options awarded commensurate with the Employees seniority within the Group.  The Options will have an exercise price per share as determined by the Board of Directors of DDMG, and will be governed in all other respects by DDMG’s standard form of stock option agreement, and by the terms of the equity incentive plan under which it is granted.

5. Expenses and Benefits.

(a) Employee shall be entitled to reimbursement for all reasonable and ordinary expenses incurred by Employee in the course of, and directly related to, the rendering of services pursuant to this Agreement in accordance with the Company’s policies for reimbursement of such expenses, and the limitations thereon, that are in effect at the time such expenses are incurred. Such expenses shall be supported by reasonable documentation and accepted standards and rules that the Company will put into place from time to time.

(b) During her employment under this Agreement, Employee shall be entitled to participate in or receive benefits under the Company’s medical, health, disability, retirement, welfare, pension, profit-sharing and insurance plans then in effect and generally made available from time to time to the management employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(c) Employee shall be entitled to twenty (20) days of paid vacation each 12-month period during the Term. Such vacation time shall accrue and cumulate in accordance with the Company’s vacation policy.

6. Termination.

(a) The Company may terminate Employee’s employment and the Company’s obligations under this Agreement at any time for any reason, or for no reason, for cause or without cause, subject only to the termination compensation requirements set forth in Section 7. The following shall constitute termination “for cause”:

(1)	Employee’s death or permanent disability; or

(2)	The Company’s termination of Employee’s employment under any of the following circumstances, which also shall without limitation each be deemed to be a material breach of this Agreement:

(i)	The failure by Employee to substantially perform her duties (other than any such failure resulting from the Employee’s temporary incapacity due to physical or mental illness);

(ii)	The material breach by Employee of any material covenant contained in this Agreement or in Exhibit A attached hereto;

(iii)	The engaging by Employee in conduct adverse to the Company;

(iv)	The material breach by Employee of any material provision of the Company’s rules, regulations, policies or procedures in effect from time to time;

(v)	The repudiation or purported termination of this Agreement by Employee (other than a termination by Employee pursuant to Section 6(b)); or

(vi)	The conviction (by trial or upon a plea) of Employee of a felony involving moral turpitude;

provided that, with respect to paragraphs (i), (ii), (iii) and (iv) supra, if the underlying breach is capable of cure, the basis of a “for cause” termination by the Company shall only arise if such breach is not cured within thirty (30) days after written demand for cure is given to Employee by the Company identifying such breach with reasonable particularity.

(b) Employee may terminate Employee’s employment under this Agreement and the Company’s obligations under this Agreement if:

(1)
The Company materially breaches any material covenant contained in this Agreement which breach, if capable of cure, is not cured within thirty (30) days after written demand for cure is given to the Company by Employee identifying the breach with reasonable particularity; or

(2)
The Company assigns to Employee duties and responsibilities substantially inconsistent with the duties and responsibilities described in Section 3 of this Agreement and (i) Employee thereafter notifies the Company in writing of the fact that Employee believes such has occurred, describing with reasonable particularity the facts upon which such conclusion is based, and (ii) the Company fails, within thirty (30) days following receipt of such notice, to reassign to Employee duties and responsibilities substantially consistent with those described in Section 3 hereof.

(c) Any termination by the Company or by Employee pursuant to paragraphs (a) or (b) of this Section 6 shall be effected by written notice of termination given to the other, and such termination shall be effective upon the giving of such notice, unless, in the case of a termination notice given by the Company to Employee, such notice states that the termination shall become effective on a later date (“Delayed Termination”), in which case such termination shall become effective on the date set forth in the notice. In the event of a Delayed Termination, the Company shall have the right in its sole discretion to determine whether or not Employee comes into the office and works during the period of time from the date the notice is given until the termination date; provided that, in any case, Employee shall be considered a full-time employee of the Company through the termination date.

7. Compensation Upon Termination.

(a) If the Company terminates Employee’s employment and its obligations under this Agreement for cause, the Company shall pay Employee her Base Salary and accrued but unused vacation through the date on which her employment hereunder is terminated, and the Company shall have no other obligations to Employee under this Agreement after the date of termination; provided that the Company shall retain all rights and remedies it may have against Employee by reason of any breach of this Agreement by Employee.

(b) If the Company terminates Employee’s employment under this Agreement other than for cause, or if Employee terminates such employment pursuant to Section 6(b) of this Agreement, then in either such event the Company shall pay Employee her accrued compensation through the date on which her employment is terminated, and additionally shall continue to pay to Employee the Base Salary for a period equal to the lesser of six (6) months following the termination of employment or the remainder of the Term. Continuation of Base Salary under this clause (b) shall be paid in accordance with the Company’s normal payroll practices at the time such amounts would otherwise have been paid to Employee, except as provided in Section 11(g) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company retains the right to discontinue any severance payments provided for hereunder if Employee, after termination, acts in a manner so as to harm or defame the Company or breaches any of the provisions of this Agreement, including, without limitation, Sections 8-10 herein.

8. Non-Solicitation of Employees; Non-compete.

Employee agrees that he will not at any time during the Term, or during the twelve-month period following any termination of this Agreement or her employment hereunder, solicit or hire (directly or indirectly) any employees or then-engaged contractors of the Company to render services as an employee or contractor for or on behalf of Employee or any other person. Additionally, Employee agrees that during the Term Employee will not provide any of the same or similar services provided to Company hereunder to any competitor of the Company.

9. Confidentiality.

The terms of the Confidential Information and Inventions Agreement attached hereto as Exhibit A are incorporated herein by this reference as if set forth in full herein and Employee agrees to act in accordance with and be bound by all of such terms. Employee covenants and agrees to keep the specific terms and provisions of this Agreement in strictest confidence and not to disclose the same to any other person, other than (a) to Employee’s legal, financial and accounting advisers, to the extent necessary in order for them to discharge their professional responsibilities to Employee, (b) as required by applicable law or a court order binding on Employee, (c) in order to enforce or judicially construe this Agreement, or (d) for the purpose of providing information relating to Employee’s income to prospective employers, creditors and other third parties with a legitimate financial interest therein.

10. Rules, Regulations, Policies and Procedures.

Employee acknowledges that he shall perform her services in full compliance with all of the Company’s rules, regulations, policies and procedures, as the same may be in effect from time to time.

11. Miscellaneous Provisions.

(a) Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if delivered to the address set forth below, in the case of the Company, or to the address set forth beneath Employee’s signature hereto, in the case of Employee, by (1) U.S. certified mail, return receipt requested, postage prepaid, (2) facsimile with confirmation of successful transmission, or (3) personal delivery. Either party may change her or its address by giving written notice of the change to the other party in accordance with this provision. Any notice given prior to the notice of change of address shall not be affected by the notice of address change.

Address for the Company:

Digital Domain
300 Rose Avenue
Venice
CA 90291
Attention: General Counsel
Telecopier: (310) 314-2943

(b) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto. This Agreement may only be amended or modified pursuant to a writing executed by both of the parties hereto.

(c) Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound.

(d) Governing Law and Venue. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this Agreement shall be litigated in federal or state court in Los Angeles, California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth herein. The parties hereto waive any claim that a federal or state court in Los Angeles, California, is an inconvenient or an improper forum.

(e) Assignment. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Survival. The terms set forth in Sections 7-11, inclusive, shall survive any termination of this Agreement.

(g) Section 409A. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Employee is determined to be a “specified employee” (as defined in Code Section 409A(a)(2)(B) (and regulations and guidance thereunder)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Employee’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Unless otherwise expressly provided, any payment of compensation by the Company to Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the Company’s fiscal year in which Employee’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(h) Cooperation. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, provided that the Company reimburses Employee for any costs or expenses reasonably incurred in connection with such cooperation.

(i) Severability. If any provision of this Agreement is determined to be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

(j) Captions. All titles and captions of sections and subsections contained in the Agreement are for convenience of or reference only and shall not be deemed part of this Agreement.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be bound thereby hereby execute and deliver this Employment Agreement as of the 30th day of September, 2011.

DIGITAL DOMAIN

/s/ John C. Textor	/s/ Jody Madden
John C. Textor	Jody Madden
Chairman of the Company
CEO of DDMG	[Address]

EXHIBIT A

[See Attached Employee Confidential Information and Inventions Agreement]